EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS







THE BOARD OF DIRECTORS
INDEPENDENCE HOLDING COMPANY:



We consent to incorporation by reference in the registration statement (No. 33-23302) on Form S-8 of Independence Holding Company and subsidiaries of our report dated March 25, 1996, relating to the consolidated balance sheets of Independence Holding Company and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the 1995 annual report on Form 10-K of Independence Holding Company and subsidiaries. Our report refers to the adoption of the provisions of accounting for certain investments in debt and equity securities in 1993.


                                        KPMG PEAT MARWICK LLP






New York, New York
March 29, 1996